Exhibit (a)(1)(iv)

ORBITAL SCIENCES CORPORATION OFFER TO PURCHASE FOR CASH

ANY AND ALL OF ITS OUTSTANDING

2.4375% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2027

(CUSIP No. 685564 AN 6)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 18, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US (SUCH TIME, AS SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT THEREAFTER.

To our clients:

Enclosed for your consideration are an Offer to Purchase, dated November 20, 2012 (as the same may be amended from time to time, the “Offer to Purchase”), a form of Letter of Transmittal (the “Letter of Transmittal”) and a form of Notice of Withdrawal relating to the offer by Orbital Sciences Corporation (the “Company”) to purchase for cash all of its outstanding 2.4375% Convertible Senior Subordinated Notes due 2027 (the “Convertible Notes”) from each holder thereof (each a “Holder,” and collectively the “Holders”). Upon the terms and conditions of the Offer to Purchase and the Letter of Transmittal (collectively, the “Offer”), Holders who validly tender and do not validly withdraw their Convertible Notes prior to 12:00 midnight, New York City time, on the Expiration Date, will receive, for each $1,000 principal amount of such Convertible Notes, a cash purchase price equal to $1,015. In addition, Holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

The Convertible Notes are obligations of the Company. Any Convertible Notes that are purchased by the Company pursuant to the Offer will be promptly delivered to the Trustee for cancellation and shall cease to be outstanding. Any Convertible Notes that remain outstanding after consummation of the Offer will continue to be obligations of the Company and will continue to accrue interest and have the benefits of the Indenture, including the right of the Holders to convert their Convertible Notes into cash and shares of the common stock of the Company under certain circumstances as described in the Indenture.

Holders that validly tender and do not properly withdraw their Convertible Notes in the Offer will no longer have conversion rights, unless the Company fails to purchase such Convertible Notes pursuant to the Offer.

HOLDERS ARE URGED TO REVIEW THE OFFER TO PURCHASE, THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN AND THE LETTER OF TRANSMITTAL CAREFULLY AND CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE DECIDING WHETHER TO TENDER THEIR CONVERTIBLE NOTES IN THE OFFER.

This material is being forwarded to you as the beneficial owner of Convertible Notes carried by us for your account or benefit but not registered in your name. A tender of any such Convertible Notes may only be made by us as the registered Holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Convertible Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such broker, dealer, commercial bank, trust company or other nominee promptly if they wish to tender Convertible Notes in the Offer.

Accordingly, we request instructions as to whether you wish us to tender any or all such Convertible Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal. The Offer to Purchase and the accompanying Letter of Transmittal contain or incorporate by reference important information that we urge you to read carefully before instructing us whether to tender your Convertible Notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Convertible Notes carried by us for your account or benefit on your behalf in accordance with the provisions of the Offer to Purchase and the Letter of Transmittal. The Offer will expire at the Expiration Date, which is 12:00 midnight, New York City time, on December 18, 2012, unless extended or earlier terminated by the Company in its sole discretion. Convertible Notes tendered pursuant to the Offer may be withdrawn, subject to the procedures described in the Offer to Purchase.

Your attention is directed to the following:

(1)	The Offer is for all outstanding Convertible Notes.

(2)	Holders who validly tender and do not validly withdraw their Convertible Notes prior to 12:00 midnight, New York City time, on the Expiration Date, will receive, for each $1,000 principal amount of such Convertible Notes, a cash purchase price equal to $1,015. In addition, Holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer.

(3)	If the Company does not accept for payment any tendered Convertible Notes, the Company will promptly return tendered Convertible Notes to the Holders thereof.

(4)	Any transfer taxes (but excluding any income taxes) incident to the transfer of Convertible Notes from the tendering Holder to the Company will be paid by the Company, except as provided in the instructions to the Letter of Transmittal.

If you wish to have us tender any or all of your Convertible Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that is attached. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Convertible Notes held by us and registered in our name for your account.

The Bank of New York Mellon is the depositary and Georgeson Inc. is the information agent for the Offer.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer of Orbital Sciences Corporation to purchase for cash any and all of its outstanding 2.4375% Convertible Senior Subordinated Notes due 2027. This will instruct you to tender the principal amount of Convertible Notes indicated below held by you for the account or benefit of the undersigned pursuant to the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Box 1	☐	Please tender my Convertible Notes held by you for my account or benefit. I have indicated below the principal amount of Convertible Notes to be tendered in denominations of $1,000 and any multiple thereof, if I wish to tender less than all of my Convertible Notes.

Aggregate Principal Amount Tendered:

$

(Complete only if you wish to tender less than the aggregate principal amount held for your account of benefit)

Box 2	☐	Please do not tender my Convertible Notes held by you for my account or benefit.

Date: , 2012

Signature(s)

Please print name(s) here

Address:

(Include Zip Code)

Area Code and Telephone No.:
Tax Identification or Social Security Number(s):
My Account Number With You:

Unless a specific contrary instruction is contained herein, your signature(s) hereon shall constitute an instruction to us to tender all of your Convertible Notes.